Exhibit 99.02

Emulex Corporation Announces Convertible Debt Offering
December 9, 2003

FOR IMMEDIATE RELEASE

Investor Contact:Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Public Relations Manager
(714) 513-8213	(714) 513-8152

EMULEX CORPORATION PRICES CONVERTIBLE SUBORDINATED NOTES

     COSTA MESA, Calif., December 9, 2003 — Emulex Corporation (NYSE-ELX) announced today the pricing of $450 million aggregate principal amount of convertible subordinated notes due 2023 which are being issued in a private offering. In addition, the company has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $67.5 million in aggregate principal amount of the notes.

     The notes will accrue interest at an annual rate of 0.25 percent and will be convertible, at the option of the holder and subject to the satisfaction of certain conditions, into Emulex common stock at an initial conversion price of $43.20 per share, subject to customary antidilution adjustments. This represents a 60 percent conversion premium based on the closing bid price of $27.00 of Emulex common stock on December 8, 2003. At the initial conversion rate, each $1,000 principal amount of notes will be convertible into 23.148 shares of Emulex common stock. The notes will mature in twenty years and will not be callable for the first five years. The transaction is expected to close in December of 2003. The closing is subject to customary closing conditions.

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     The Company intends to use the net proceeds from the sale of the notes (i) to repurchase up to 1.5 million shares of the Company’s common stock concurrently with the offering, (ii) to repurchase all or a portion of the Company’s outstanding 1.75% convertible notes due 2007, depending on market conditions at the time, and (iii) to repay the approximately $174 million that we borrowed in connection with our acquisition of Vixel Corporation and (iv) for working capital and general corporate purposes which may include potential acquisitions. The Company currently has no understandings or agreements with respect to any potential acquisitions.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered (and the common stock issuable upon conversion thereof) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and will be offered only to qualified institutional buyers in reliance on Section 4(2) and Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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``Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act that are subject to the “safe harbor” of those Acts, including, without limitation, statements regarding the proposed convertible subordinated note offering, the terms of such notes, and the use of proceeds. In some cases, these and other forward-looking statements can be identified by terminology such as “anticipates,” “believes,” “continue,” “could, “estimates,” “future,” “intends,” “predicts,” “projects,” “potential, “ “promise,” “plans,” “should,” “would” or similar terms.

These statements are subject to risks and uncertainties and are made as of the date of this press release. Emulex expressly disclaims any obligations or undertakings to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. There can be no assurance that Emulex will complete the offering on the anticipated terms or at all. Emulex’s ability to complete the offering will depend, among other things, on market conditions.

Our actual results may differ materially as a result of the risks and uncertainties described under the heading “Risk Factors” in Emulex’s annual report on Form 10-Kand quarterly reports on Form 10-Q filed with the SEC.